EXHIBIT 99.1

Contact:	Todd Flowers
Investor Relations
(502) 596-6569

KINDRED HEALTHCARE ANNOUNCES VOTING RESULTS

FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

LOUISVILLE, Ky. (May 25, 2016) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced the voting results of the Company’s 2016 Annual Meeting of Shareholders held on May 25, 2016.

At the annual meeting, the Company’s shareholders voted to elect the following board members to terms expiring at the Company’s 2017 Annual Meeting of Shareholders: Joel Ackerman, Jonathan D. Blum, Benjamin A. Breier, Thomas P. Cooper, M.D., Paul J. Diaz, Heyward R. Donigan, Richard Goodman, Christopher T. Hjelm, Frederick J. Kleisner, Sharad Mansukani, M.D., and Phyllis R. Yale.

In addition to electing directors, the Company’s shareholders approved the Company’s executive compensation program and ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-90 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion(1). At March 31, 2016, Kindred through its subsidiaries had approximately 102,000 employees providing healthcare services in 2,700 locations in 46 states, including 95 transitional care hospitals, 19 inpatient rehabilitation hospitals, 92 nursing centers, 20 sub-acute units, 618 Kindred at Home home health, hospice and non-medical home care sites of service, 104 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,752 non-affiliated sites of service. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for seven years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

    (1)    Revenues based upon Kindred consolidated revenues for the twelve months ended March 31, 2016.

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680 South Fourth Street    Louisville, Kentucky 40202

502.596.7300    www.kindredhealthcare.com